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                                 Exhibit 99.2


         BOSTON LIFE SCIENCES' COLLABORATING SCIENTIST RECEIVES GRANT
                  FROM CHRISTOPHER REEVE PARALYSIS FOUNDATION

 Dr. Benowitz of Children's Hospital, Boston receives two year grant to expand spinal cord regeneration research

November 17, 1999--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that Dr. Larry Benowitz, Director of the Laboratory for Neuroscience Research in Neurosurgery at Children's Hospital, Harvard Medical School, has been awarded a grant from the Christopher Reeve Paralysis Foundation to support his research in axonal regeneration in the spinal cord. This financial assistance is in addition to the ongoing funding from BLSI.

Dr. Benowitz is the senior author of a manuscript published in the current issue of the Proceedings of the National Academy of Sciences which describes the unprecedented regeneration of axons in the corticospinal tract of the spinal cord following experimental transection. This regrowth was achieved using Inosine, a naturally-occurring small molecule licensed to BLSI by Children's Hospital in Boston.

"The award of this highly competitive grant by the Christopher Reeve Paralysis Foundation is further evidence of the scientific importance of Dr. Benowitz' work in this field. This grant should help Dr. Benowitz expand the underlying science research in Inosine, which in turn may allow BLSI to accelerate the preclinical studies necessary to support the filing of an Investigational New Drug (IND) application for the use of Inosine to treat spinal cord injuries and stroke," stated Marc E. Lanser, MD, Chief Scientific Officer of BLSI.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to Inosine, BLSI's products awaiting FDA review, in clinical trials or in preclinical development include Therafectin(R), an oral drug for the treatment of Rheumatoid Arthritis; Altropane(TM) an imaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors and AF-1 for the treatment of acute and chronic CNS disorders.

Statements made in this press release other than statements of historical fact represent forward looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, schedules of IND, NDA, and other regulatory submissions, the timing of product introductions, the market size for the Company's products and possible advantages of the Company's products. All such forward looking statements involve substantial risks and uncertainties and actual results may vary materially from these statements. Factors that may affect future results include: results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the availability of financing, market acceptance of the Company's products and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including Exhibit 99 to the Company's Annual Report on Form 10-K/A.

For further information, please contact:
----------------------------------------

Media Contact               Analyst Contact           Corporate Contact
Jim Weinrebe, ext. 6650     Neil Berkman              Boston Life Sciences, Inc.
Lauren Arnold, ext. 6514    Neil Berkman Associates   Marc Lanser, MD
Schwartz Communications     310-277-5162              Chief Scientific Officer
781-684-0770                                          617-425-0200

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